EXHIBIT 16.1

March 1, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (copy attached), which were filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership dated February 23, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP